Exhibit 99.1

Magellan Provides Update on Poplar CO2-EOR Pilot

DENVER, January 29, 2015 /Marketwired/ -- Magellan Petroleum Corporation (NASDAQ:MPET) ("Magellan" or the "Company") today provided an update on its CO2-enhanced oil recovery ("CO2-EOR") pilot at Poplar Dome in Montana.

The Company has been continuously injecting CO2 into the B-2 zone of the Charles formation through the pilot's injector well for approximately 150 days. During that time, downhole injection pressure has remained stable at above minimum miscibility pressure. Pressure data also confirms that injected CO2 has predominantly gone into the target formation matrix with little or no losses of CO2 to fracture systems or thief zones.

In early January, two of the four pilot producer wells - after several months of producing only water – began to exhibit oil production with improving oil cuts. In mid-January, small volumes of natural gas and injected CO2 were also produced from the wells. These two wells have now been temporarily shut-in in an effort to encourage the flow of oil and CO2 to the pilot’s other two producer wells.

The Company anticipates that oil production from the pilot producer wells will continue to increase in response to CO2 injection in the coming months.

J. Thomas Wilson, President and CEO of the Company, commented: "The pilot results have thus far exceeded our expectations. We have been able to control the injection of CO2 into the matrix at the desired pressure and without interruption or loss due to fractures or thief zones. The oil and CO2 shows in the producer wells now confirm that CO2 is also going in the right direction. We understand that our pilot performance compares quite favorably to past CO2-EOR pilots in the Williston Basin, and we believe that the results to date substantially de-risk the prospect for an efficient full field CO2-EOR development at Poplar. We look forward to the anticipated ramp up in oil production from the pilot and the conclusions we will be able to draw with respect to the economics of a full field development. In the meantime, we will continue to make progress on planning for a full-field CO2-EOR development at Poplar"

CAUTIONARY INFORMATION ABOUT FORWARD-LOOKING STATEMENTS
Statements in this press release, including forecasts or projections that are not historical in nature, are intended to be, and are hereby identified as, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. The words "anticipate", "assume", "believe", "budget", "estimate", "evaluate", "expect", "forecast", "intend", "should", "initial", "plan", "project", and similar expressions are intended to identify forward-looking statements. These statements about the Company may relate to its businesses and prospects, planned capital projects and expenditures, increases or decreases in oil and gas production and reserves, estimates regarding recoverable resource potential, revenues, expenses and operating cash flows, progress in developing the Company’s projects, future values of those projects, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations. Among these risks and uncertainties are the following: potential inaccuracy in estimates of recoverable resources and/or the value of such resources; possible adverse changes to the CO2-EOR industry; possible geologic or other obstacles to the further development of the Company’s Poplar project; uncertainties about the technical and economic viability of CO2-EOR techniques; possible geologic or other obstacles to obtaining the anticipated production from the Company’s projects and the timing of development milestones and other matters discussed in the "Risk Factors" section of the Company's most recent Annual Report on Form 10K. Any forward-looking information provided in this release should be considered with these factors in mind. The Company assumes no obligation to update any forward-looking statements contained in this press release, whether as a result of new information, future events, or otherwise, except as required by securities law.

ABOUT MAGELLAN
Magellan Petroleum Corporation is an independent oil and gas exploration and production company focused on the development of CO2-EOR projects in the Rocky Mountain region. Historically active internationally, Magellan also owns significant exploration acreage in the Weald Basin, onshore UK, and an exploration block, NT/P82, in the Bonaparte Basin, offshore Northern Territory, Australia, which the Company currently plans to farmout. Our strategy is to enhance shareholder value by maximizing the value of our CO2-EOR business and our international projects. We are committed to efficiently investing financial, technical, and management capital in our projects in order to achieve the greatest risk-adjusted value and returns for our shareholders. Magellan routinely posts important information about the Company on its website at www.magellanpetroleum.com.

For further information, please contact:
Matthew Ciardiello
Vice President – CFO, Treasurer, and Corporate Secretary
720.484.2404
IR@magellanpetroleum.com